UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 19, 2010 (November 18, 2010)

TRIMERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23155	56-1808663
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2530 Meridian Parkway, 2nd Floor

Durham, NC 27713

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(919) 806-4682

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(b). On November 18, 2010, Trimeris, Inc. (the “Company”) replaced Andrew L. Graham as Chief Financial Officer and Secretary of the Company and terminated his employment effective January 17, 2011.

Upon execution of a Settlement Agreement and Release of Claims and the Supplemental Release of Claims, Mr. Graham will be entitled to receive the severance benefits described under the Executive Employment Agreement between Mr. Graham and the Company dated January 24, 2008, as amended to date, including one times Mr. Graham’s current salary, as well as up to a maximum of one year of medical insurance coverage with the employer portions of the premiums paid by the Company.

On November 18, 2010, the Company eliminated the position of General Counsel and accordingly terminated Michael A. Alrutz’s employment effective January 17, 2011.

Upon execution of a Settlement Agreement and Release of Claims and the Supplemental Release of Claims, Dr. Alrutz will be entitled to receive the severance benefits described under the Executive Employment Agreement between Dr. Alrutz and the Company dated January 24, 2008, as amended to date, including one times Dr. Alrutz’s current salary, as well as up to a maximum of one year of medical coverage with the employer portions of the premiums paid by the Company.

5.02(c). On November 18, 2010, the Company appointed James R. Thomas, 59, a current member of the Company’s Board of Directors, as the Chief Financial Officer and Secretary of the Company.

Mr. Thomas has been a director of the Company since August 2009. From 1990 to 2009, Mr. Thomas served in various financial positions at Pfizer, Inc. From 2007 to 2009, Mr. Thomas served as CFO of Pfizer’s Specialty Markets and Special Entities division. In addition, from 2003 to 2007, Mr. Thomas served as CFO of Greenstone, LLC (Pfizer Generics) and from 2001-2003 Mr. Thomas served as the CFO for Agouron Pharmaceuticals, Inc. Mr. Thomas holds B.S. and M.B.A. degrees from Indiana State University School of Business.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Thomas entered into an executive employment agreement dated November 18, 2010 (the “Thomas Employment Agreement”), setting forth the terms and conditions of Mr. Thomas’s employment and compensation.

Pursuant to the Thomas Employment Agreement, Mr. Thomas will receive a signing bonus of $25,000 and an annual base salary of $300,000. In addition, Mr. Thomas is eligible to receive a discretionary bonus targeted at 40% of his base salary and the Company will pay certain expenses in connection with his travel between his residence and the Company’s offices and lodging in North Carolina. Mr. Thomas’s employment pursuant to the Thomas Employment Agreement is not subject to a particular term.

In addition, Mr. Thomas will be granted an option for 100,000 shares of the common stock of the Company under the Company’s 2007 Stock Incentive Plan (the “Plan”) in connection with the Thomas Employment Agreement. This option will vest as to 25% of the shares on the first anniversary of the Thomas Employment Agreement, assuming continued employment, with the remainder vesting monthly over the following three years.

Under the Thomas Employment Agreement, if Mr. Thomas’s employment is terminated other than for death, disability, or Cause, or upon his resignation for Good Reason (as such terms are defined in the Thomas Employment Agreement), Mr. Thomas will be entitled to severance payments equal to one times his then-current his base salary, subject to Mr. Thomas’s entering into an enforceable Settlement Agreement and Release of Claims with the Company. Mr. Thomas is subject to non-competition and non-solicitation restrictions during the term of his employment and for one year thereafter.

If a “Change in Business Direction” occurs, Mr. Thomas’s employment will automatically terminate as a termination without Cause on the 60th day following the closing of the Change in Business Direction and the exercise period for any outstanding options will survive until the earlier of (i) five years from the date of the triggering Change in Business Direction or (ii) the expiration date of such options. The same stock option acceleration and extension (from the date of closing of an “Acquisition Event” as defined in the Plan) is provided upon the occurrence of an Acquisition Event, even without a termination in employment. In addition to the compensation and benefits provided outside of a Change in Business Direction, if, within 60 days after a Change in Business Direction, Mr. Thomas is terminated without Cause as described in the preceding sentence (or at another time) or resigns for Good Reason, he will be entitled to a severance amount equal to (i) his targeted bonus plus (ii) an additional pro-rata portion of that bonus, with the proration based on the portion of the fiscal year that has elapsed by the date of the closing (together, the “Change in Business Direction Bonus”), assuming he remains employed as of the closing of the Change in Business Direction. The term “Change in Business Direction” means, with certain exceptions, any transaction (i) by which the Company acquires the assets or stock of, is itself or its assets are acquired by, or merges with an entity that operates a business other than a collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. relating to the sale of FUZEON and the management of cash flows therefrom (the “Current Business”) or (ii) that results in the combined enterprise’s operation of a business other than the Current Business. In order to qualify as a Change in Business Direction, the transaction described in the preceding sentence must involve the Company’s contribution to or payment for or in connection with the transaction of at least the least of (x) $10 million, (y) 20% of fair market value of the Company’s then total net assets or (z) 20% of the market value of the then total outstanding common stock of the Company. The Thomas Employment Agreement also provides that neither the liquidation of the Company’s assets to cash without reinvestment in new lines of business (other than passive investments) nor the distribution or dividend of its assets to its shareholders, whether as an interim matter or in complete liquidation of the Company, constitutes a Change in Business Direction.

If Mr. Thomas’s employment is terminated (whether by the Company without Cause or by Mr. Thomas as a resignation for Good Reason) within 60 days of a complete liquidation of the Company that does not otherwise constitute a Change in Business Direction, Mr. Thomas will be entitled to a bonus equal to his target bonus multiplied by a Time Factor. The “Time Factor” will be zero until January 17, 2011, one-third from January 17-March 16, 2011, 50% from March 17-May 16, 2011 and 100% on or after May 17, 2011.

The compensation and benefits described above may be reduced if a Change in Business Direction or other change in control occurs and any amount is subject to taxation as a parachute, if the result of such reduction would be to leave Mr. Thomas with a greater amount net of such parachute tax than if he received the full compensation.

The foregoing summary is qualified by reference to the Thomas Employment Agreement which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

In connection with, and subject to, his appointment as Chief Financial Officer, Mr. Thomas has resigned from the Audit Committee of the Board of Directors.

5.02(e). Also on November 18, 2010, the Company and Martin A. Mattingly, the Company’s Chief Executive Officer, amended Mr. Mattingly’s Executive Employment Agreement, dated as of November 14, 2007.

Pursuant to the amended agreement (the “Amended Mattingly Employment Agreement”), Mr. Mattingly’s tenure with the Company is now indefinite and no longer limited to a renewable one year term. His annual base salary has been increased by $4,000 to $400,000, and he will be eligible to receive a discretionary bonus targeted at 50-75% of his base salary.

Under the Amended Mattingly Employment Agreement, if Mr. Mattingly’ employment is terminated other than for death, disability, or cause, or upon his resignation for Good Reason (as such terms are defined in the Amended Mattingly Employment Agreement), Mr. Mattingly will be entitled to certain severance payments and benefits, including an amount equal to one times his then-current his base salary and up to a maximum of one year of medical coverage not to exceed $25,000, and up to a maximum of one year of disability coverage not to exceed $3,500, subject to Mr. Mattingly’s entering into an enforceable Settlement Agreement and Release of Claims with the Company. If Mr. Mattingly’ employment is terminated for death or disability (as such terms are defined in the Amended Mattingly Employment Agreement), Mr. Mattingly (or his estate) is entitled to up to a maximum of one year of medical coverage not to exceed $25,000, subject to Mr. Mattingly’s (or his estate’s) entering into an enforceable Settlement Agreement and Release of Claims with the Company. Mr. Mattingly is subject to non-competition and non-solicitation restrictions during the term of his employment and for one year thereafter.

In connection with entering into the Amended Mattingly Employment Agreement, Mr. Mattingly waived the automatic $100,000 bonus he would have received on the closing of an Acquisition Event pursuant to his prior employment agreement. If a Change in Business Direction occurs, Mr. Mattingly’s employment will automatically terminate as a termination without Cause on the 60th day following the closing of the Change in Business Direction and the exercise period for any outstanding options will survive until the earlier of (i) five years from the date of the triggering Acquisition Event or (ii) the expiration date of such options. The same stock option acceleration and extension (from the date of closing of an Acquisition Event) is provided upon the occurrence of an Acquisition Event, even without a termination in employment. In addition to the compensation and benefits provided outside of a Change in Business Direction, if, within 60 days after a Change in Business Direction, Mr. Mattingly is terminated without Cause as described in the preceding sentence (or at another time) or resigns for Good Reason, he will be entitled to a severance amount equal to (i) the midrange of the targeted bonus (62.5% of base salary) plus (ii) an additional pro-rata portion of a bonus determined by the Board from within the target range (i.e., between 50% and 75% of base salary), with the proration based on the portion of the fiscal year that has elapsed by the date of the closing (together, the “Change in Business Direction Bonus”), assuming he remains employed as of the closing of the Change in Business Direction.

If Mr. Mattingly’s employment is terminated (whether by the Company without Cause or by Mr. Mattingly as a resignation for Good Reason) within 60 days of a complete liquidation of the Company that does not otherwise constitute a Change in Business Direction, Mr. Mattingly will be entitled to a bonus equal to his target bonus multiplied by a Time Factor. The “Time Factor” will be zero until January 17, 2011, one-third from January 17-March 16, 2011, 50% from March 17-May 16, 2011 and 100% on or after May 17, 2011.

The compensation and benefits described above may be reduced if a Change in Business Direction or other change in control occurs and any amount is subject to taxation as a parachute, if the result of such reduction would be to leave Mr. Mattingly with a greater amount net of such parachute tax than if he received the full compensation.

The foregoing summary is qualified by reference to the Amended Mattingly Employment Agreement which is attached as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement between Trimeris, Inc. and James R. Thomas, dated November 18, 2010

10.2	Amended Executive Employment Agreement between Trimeris, Inc. and Martin A. Mattingly, dated November 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 19, 2010	TRIMERIS, INC.

	By:	/S/ MARTIN A. MATTINGLY
Martin A. Mattingly
Chief Executive Officer